Exhibit 10.05

Personal and Confidential

December 17, 2007

Peter A. Navin
1819 Polk Street #201
San Francisco, CA 94109

RE: Offer of Employment

Dear Peter:

Shutterfly, Inc. (the “Company” or “Shutterfly”) is pleased to offer you the opportunity to join Shutterfly. You are being offered a position as Vice President Human Resources reporting to me. If you decide to join us, then your anticipated start date will be January 3, 2008.

Compensation

Your annual base pay will be $215,000, less applicable taxes and withholdings. You will be paid semimonthly in accordance with the Company’s normal payroll procedure. Additionally, you will be eligible to participate in the Executive Bonus Plan to be approved by the Compensation Committee for 2008. Under the Executive Bonus Plan, it is anticipated that you will be eligible for a bonus of up to 30% of your base pay based upon you and the Company reaching certain performance goals.

Hire in Bonus

Shutterfly will provide you with a hire in bonus of $20,000, repayable on a pro-rata basis if you voluntarily terminate your employment with the Company within twelve (12) months from your actual employment start date.

Stock Option

Subject to the approval of the Company’s Board of Directors, you will be granted a stock option (the “Option”) to purchase 90,000 shares of the Company’s Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date the Board grants your Option in accordance with the Board’s stock option grant procedures.  Since you will be an executive officer, our procedure provides for stock option grants only four times a year (on February 29, May 31, August 31 and November 30). Therefore, based on your anticipated start date above, the grant of your Option is anticipated to occur on February 29, 2008.  Your vesting will begin on your hire date. Your Option will be subject to terms, conditions and restrictions similar to those contained in the Company’s 2006 Equity Incentive Plan (the “Plan”) and the execution of a stock option agreement adopted pursuant to such Plan.

Severance

After expiration of the Introductory Period (defined below), if your employment is involuntarily terminated without Cause (as defined below), then you will receive an amount (the “Severance”) equal to six (6) months salary (determined using the monthly rate in effect on the date of termination of your employment) which will be paid over the following six (6) months (subject to a six-month delay if such delay is required to avoid the penalty taxes that may otherwise be imposed by Section 409A of the Internal Revenue Code of 1986, as amended), provided you have executed, and not revoked, a general release of claims in favor of the Company (in a form prescribed by the Company) and returned all Company property.

“Cause” shall mean your (i) gross negligence or willful misconduct in the performance of your duties; (ii) commission of any act of fraud or material dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or “no contest” to, a felony or a crime of moral turpitude or dishonesty; (iv) material breach of any proprietary information and inventions agreement with the Company, including the Employee Invention Assignment and Confidentiality Agreement attached to this letter as Exhibit A, or any other unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) repeated failure to perform the duties reasonably assigned to you after receiving written notification of such failure and a reasonable opportunity to cure such failure which shall not be less than 30 days following such notice.

Benefits

As an employee, you will also be eligible to receive certain employee benefits including medical and dental coverage. The medical, dental and vision coverage begin on your date of hire as an employee. Additionally, you are eligible to participate in the Company’s 401(k) plan. The Company reserves the right to revise or discontinue any or all of its benefit plans, at any time, in the Company’s sole discretion. Enclosed is some information on the Company benefit plans.

Holidays

Shutterfly generally observes twelve (12) paid holidays each calendar year. The holiday schedule may change at management’s discretion.

Paid Time Off

In order to allow you flexibility with your free time, the Company has a paid time off policy. You begin to accrue paid time off on your date of hire. You will accrue fifteen (15) days of paid time off per year for your first three (3) years of employment, subject to the paid time off policy.

Introductory Period

Your first ninety (90) days of work is known as an “Introductory Period”. This “getting acquainted” period gives the Company the opportunity to determine your ability to perform your job. It also provides you with the opportunity to determine if you are satisfied with the job and the Company.  Either you or the Company can terminate the employment relationship at any time during or after the Introductory Period, with or without Cause or advance notice.

Employment Eligibility Verification

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire with the Company, or our employment relationship with you may be terminated.

Employment at Will

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason, as you deem appropriate. The Company will have a similar right and may terminate its employment relationship with you at any time, with or without Cause or advance notice.

Acceptance of Offer

To indicate your acceptance of the terms of this offer, please sign and date in the space provided below and return an executed copy to Shutterfly; 2800 Bridge Parkway; Redwood City, CA 94065; Attention: Human Resources or via Fax to (650) 610–5280 no later than December 19, 2007 after which this offer will expire. A duplicate original is enclosed for your records. In addition to this letter, your offer of employment is conditioned upon your: (1) completion and signing of the Shutterfly employment application; (2) successful completion of a background and reference check and (3) your signing of the Shutterfly Employee Invention Assignment and Confidentiality Agreement (and any other similar agreements relating to proprietary rights between you and the Company).

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by JAMS under JAMS Employment Arbitration Rules and Procedures then in effect, which are available online at JAMS’ website at www.jamsadr.org You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

This letter agreement, the Shutterfly Employee Invention Assignment and Confidentiality Agreement, the Plan and the stock option agreement for the Option constitute the entire agreement between you and the Company regarding the terms and conditions of your employment with the Company and together supersede any prior representations or agreements, whether written or oral. This letter, along with any agreements herein, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company.  If by November 29, 2007, we have not received a copy of this letter executed by you, then we will assume you have decided not to join the Company.

We look forward to your positive response and welcoming you to the Shutterfly team.

Sincerely,

/s/Jeff Housenbold
Jeff Housenbold
CEO & President

Enclosures

Acknowledged and Agreed:

I agree to and accept employment with Shutterfly on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Signature:                      /s/Peter A. Navin                                                                           Date:   12/19, 2007
           Peter A. Navin

Exhibit A: Employee Invention Assignment and Confidentiality Agreement